WELLS FARGO Commercial Mortgage Servicing

MAC A0194-025

45 Fremont Street, 2nd Floor

San Francisco, CA 94105

KPMG LLC

Three Embarcadero Center

San Francisco, CA 94111

February 27, 2004

Ladies and Gentlemen:

We are providing you this letter in connection with your examination of management's assertion about Wells Fargo's Commercial Mortgage Servicing's, a division of Wells Fargo Bank N.A., compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2003 for the purpose of expressing an opinion as to whether management's assertion is fairly stated, in all material respects.

We confirm, to the best of our knowledge and belief, the following representations made to you during your examination:

    We are responsible for complying with the minimum servicing standards in the USAP.
    We are responsible for establishing and maintaining effective internal control over compliance with the minimum servicing standards.
    We have performs an evaluation of Wells Fargo Commercial Mortgage Servicing's compliance with the minimum servicing standards.
    As of and for the year ended December 31, 2003, Wells Fargo Commercial Mortgage Servicing has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.
    We have disclosed to you all known noncompliance with the minimum servicing standards.
    We have made available to you all documentation related to compliance with the minimum servicing standards.
    We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with the minimum servicing standards, including communications received between December 31, 2003 and February 27, 2004.
    We have disclosed to you any known noncompliance occurring subsequent to December 31, 2003.

Very truly yours,

Wells Fargo Commercial Mortgage Servicing

Jeannette De La Garza

Jeannette De La Garza

Managing Director

Wells Fargo Commercial Mortgage Servicing

Management Assertion

February 27, 2004

As of and for the year ended December 31, 2003, Wells Fargo Commercial Mortgage Servicing, a division of Wells Fargo Bank, N.A., which is a wholly subsidiary of Wells Fargo & Company, has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA) Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standards V.4 and VI.1, which the MBA has interpreted as being inapplicable to the servicing of commercial and multi-family loans. As of and for the year ended December 31, 2003, Wells Fargo Commercial Mortgage Servicing had in effect a fidelity bond in the amount of $50,000,000 and an error and omissions policy in the amount of $50,000,000.

Jeannette De La Garza

Jeannette De La Garza

Managing Director

Wells Fargo Commercial Mortgage Servicing